UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): November 11, 2008
METROPCS COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2250 Lakeside Boulevard
Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 214-570-5800
(Former name or former address, if changed since last report): Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On November 11, 2008, the Board of Directors of MetroPCS Communications, Inc. (the “Company”) appointed Mr. John (Jack) F. Callahan, Jr. to the Company’s Board of Directors as a Class II director and to the Company’s Audit Committee. In connection with Mr. Callahan’s appointment, Mr. Arthur C. Patterson has resigned from the Audit Committee.
     Mr. Callahan, 50, is the Executive Vice President and Chief Financial Officer of Dean Foods. Dean Foods, a publicly traded company listed on the New York Stock Exchange, is the largest dairy beverage company in the U.S., with sales of approximately $12 billion. Mr. Callahan joined Dean Foods in May 2006. Before joining Dean Foods, Mr. Callahan held a number of positions with PepsiCo and Frito-Lay, including Senior Vice President of Corporate Strategy and Development for PepsiCo, Chief Financial Officer for Frito-Lay International, and Senior Vice President of Strategy and Planning for Frito-Lay North America. Before joining PepsiCo, Mr. Callahan held various positions at The General Electric Company and McKinsey & Company. Mr. Callahan holds an undergraduate degree from Yale University and an MBA from The Amos Tuck School at Dartmouth College.
     Since the beginning of the Company’s last fiscal year, Mr. Callahan does not have a direct or indirect material interest in any transaction, or any currently proposed transaction, in which the amount involved exceeds $120,000, in which the Company was or is to be a participant, and in which any related person had or will have a direct or indirect material interest, other than Mr. Callahan’s compensation as a director under the MetroPCS Communications, Inc. Second Amended And Restated Non-Employee Director Remuneration Plan (the “Director Plan”).
     In connection with his appointment to the Board, Mr. Callahan received, pursuant to and in accordance with the Director Plan, a grant of 33,600 stock options to purchase the Company’s common stock at $12.77 per share under the MetroPCS Communications, Inc. Amended and Restated Equity Compensation Plan, with said grant vesting in monthly 1/36 increments beginning one month from the grant date, November 11, 2008.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On November 11, 2008, the Company’s Board of Directors adopted Amendment No. 2 to the Third Amended and Restated Bylaws of MetroPCS Communications, Inc. (the “Amendment”), which amended the Third Amended and Restated Bylaws of MetroPCS Communications, Inc., as amended, then in effect (the “Bylaws”).
     The following is a summary of the material changes effected by the Amendment:
Advance Notice Provisions for Director Nominations

Bylaws	Amended Bylaws
Requires that director nominations, other	Requires that director nominations, other than

Bylaws	Amended Bylaws
than those made by the Board of Directors, must be preceded by notification in writing received by the Secretary of the Company not less than 20 days nor more than 60 days prior to any meeting of stockholders called for the election of directors.
those made by the Board of Directors, must be preceded by notification in writing received by the Secretary of the Company:

•    If the annual meeting is less than 30 days before or less than 60 days after the anniversary date of the prior year’s annual meeting, no later than 90 days before nor earlier than 120 days prior to the anniversary of the preceding year’s annual meeting day;

•    If the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, no earlier than 120 days prior to the date of the annual meeting and no later than the latter of (a) the 90th calendar day before the meeting or (b) the 10th calendar day following the first public announcement of the annual meeting; or

•    If the meeting is a special meeting, no later than 90 days before nor earlier than 120 days prior to the date of the special meeting or if the first public announcement of the meeting is less than 100 days prior to the meeting, the 10th calendar day following the public announcement of the special meeting.

Advance Notice Provisions for Conducting Business

Bylaws	Amended Bylaws
Requires that for business to be properly brought before any meeting, a stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 20 days nor more than 60 days prior to the date of the meeting.
Requires that for business to be properly brought before any meeting (other than business brought pursuant to the Company’s notice of meeting or by or at the direction of the Board of Directors), must be preceded by notification in writing received by the Secretary of the Company:

•    If the annual meeting is less than 30 days before or less than 60 days after the anniversary date of the prior year’s annual meeting, no later than 90 days before nor earlier than 120 days prior to the anniversary of the preceding year’s annual meeting; or

Bylaws	Amended Bylaws

•      If the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, no earlier than 120 days prior to the annual meeting and no later than the latter of (a) the 90th calendar day before the meeting or (b) the 10th calendar day following the first public announcement of the annual meeting.

Stockholders may not submit business to be considered or acted upon at special meetings.
     In addition to the material amendments to the Bylaws summarized above, the Amendment clarifies the required content for notices used by stockholders to nominate directors and to bring business before a meeting. The Amendment also clarifies that a failure to receive notice of a meeting does not invalidate the meeting.
     A copy of the Amendment is filed as Exhibit 3.1 to this Current Report.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

EXHIBIT
NUMBER		DESCRIPTION

3.1	—	Amendment No. 2 to the Third Amended and Restated Bylaws of MetroPCS Communications, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS COMMUNICATIONS, INC.
Date: November 13, 2008	By:	/s/ J. Braxton Carter
J. Braxton Carter
Executive Vice President and CFO